EXHIBIT j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2020, relating to the financial statements and financial highlights of Ancora Trust comprising Ancora Income Fund, Ancora/Thelen Small-Mid Cap Fund, Ancora MicroCap Fund, Ancora Special Opportunity Fund and Ancora Dividend Value Equity Fund, for the year ended December 31, 2019 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 24, 2020